Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
March 2, 2007
Halliburton Company
5 Houston Center
1401 McKinney, Suite 2400
Houston, TX 77010
KBR, Inc.
601 Jefferson Street
Houston, Texas 77002
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission on March 2, 2007 (the “Commission”) by KBR, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the offer by Halliburton Company, a Delaware corporation (“Halliburton”), to exchange up to 135,627,000 shares (the “Shares”) in the aggregate of the Company’s common stock, par value $0.001 per share, that it owns to Halliburton’s stockholders in exchange for shares of Halliburton common stock, par value $2.50 per share, certain legal matters in connection with the Shares are being passed upon for you by us. We understand, and have assumed in the opinion set forth below, that the Shares are to be exchanged by Halliburton pursuant to the terms and conditions set forth in the Registration Statement and the exhibits thereto.
     In our capacity as your counsel in the connection referred to above, we have examined the Registration Statement, including the exhibits thereto, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, in each case as amended to date, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed. In giving such opinions, we have relied on certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares are duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

Halliburton Company
KBR, Inc.	2	March 2, 2007
     We limit the opinions we express above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.